EXHIBIT 99.3


                  SECURITISATION ADVISORY SERVICES PTY. LIMITED
                       OFFICER'S CERTIFICATE OF COMPLIANCE

         The undersigned officer of Securitisation Advisory Services Pty. Limited, a company organized under the laws of New South Wales, Australia ("SAS"), hereby certifies on behalf of SAS and on his own behalf for purposes of the Class A-1 Mortgage-Backed Floating Rate Notes (the "Class A-1 Notes") and the Class A-3 Mortgage-Backed Floating Rate Notes (the "Class A-3 Notes, together with the Class A-1 Notes the "Class A Notes"), as follows:

         1.       I am a duly appointed, qualified and acting Director of SAS;

         2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of SAS; and

         3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the transaction documents for the Medallion Trust Series 2004-1G issue of Notes for the period between March 25, 2004 and June 30, 2004.

         Capitalized  terms used and not defined  herein shall have the meanings
assigned   to  such  terms  in  the   Prospectus   Supplement   related  to  the
above-referenced issue of Notes.

         IN WITNESS WHEREOF, I have signed my name as of September 3, 2004.


                                    By:  /s/  Marten Touw
                                       -----------------------------------------
                                       Name:  Marten Touw
                                       Title:  Director